Exhibit 99.8

Date:	April 23, 2018

To:	Ctrip Investment Holding Ltd. (“Ctrip”)	Ctrip.com International Ltd.
	Offshore Incorporations (Cayman) Limited	Attention: Ms. Xiaofan Wang, CFO/ Exec. VP
	Attention: Ms. Xiaofan Wang, CFO/ Exec. VP	99 Fu Quan Road
	Floor 4, Willow House, Cricket Square	Shanghai, China
	P.O. Box 2804	Tel: (86) 21 3406 4880
	Grand Cayman KYl-1112, Cayman Islands	Fax: (86) 21 6239 3871
Email: xfwang@ctrip.com

The Crawford Group, Inc. (“Crawford”)
Attention: Greg Stubblefield, EVP
600 Corporate Park Drive, St. Louis, MO 63105
Fax: 314-512-5226
Email: Greg.R.Stubblefield@ehi.com

	eHi Auto Services Limited (the “Company”)	eHi Auto Services Limited
	Attention: Ruiping Zhang, CEO	Attention: Ruiping Zhang, CEO
	23/F Shengai Building	388 Daduhe Road No. 5 (12th Floor)
	88 Caoxi Road North	Putuo District, Shanghai 200062, China
	Shanghai 20030, China	Fax: +86 21 5489 1121
Fax: +86 21 5489 1121
Email: ray.zhang@lhai.cn

From:	Ignition Growth Capital I, L.P. and Ignition Growth Managing Directors Fund I, LLC (collectively, “Ignition”)

RE:	Notice of Proposed Sale of Shares of the Company

Ladies and Gentlemen:

After serious consideration of our interests and duties, of recent developments and of the rights and obligations we have as shareholders of the Company, Ignition Growth Capital I, L.P. and Ignition Growth Managing Directors Fund I, LLC (collectively “Ignition”) is providing this notice of its intent and proposal to sell all its shares in the Company (“Notice”). Given the recent public communications of competing bids to purchase all shares of the Company in a take-private transaction—at prices ranging from $13 .50 to $14.50 per American Depository Shares (“ADS”)—the timing and likelihood of the closing of the transaction, the openly contentious nature of these bids and, finally, the phase of the fund commitments involved, Ignition believes it must seek certainty of liquidity and the best possible price for its shares in the Company.

This Notice is being furnished pursuant to Section 3.7 of that certain Third Amended and Restated Investors Rights Agreement dated as of December 11 , 2013 by and between the Company, Mr. Ruiping Zhang and the Investors defined therein (the “Rights Agreement”). Capitalized terms not defined herein shall have the same meaning as defined in the Rights Agreement.

Ignition currently owns 37,501 Class A Common Shares, 6,187,197 Class B Common Shares and 533,885 ADS each representing two Class A Common Shares (such holdings and any ADS into which the Class A or Class B Common Shares may convert being referred to as the “Offered Shares”). On an as-converted basis, these holdings represent a total of 3,646,234 ADS (each, an “Offered Share Equivalent”). Therefore, in accordance with the terms of the Rights Agreement, Ignition hereby informs and gives written notice to the Company, Ctrip and Crawford of its intention to sell and transfer all of the Offered Shares to third parties for cash consideration of no less than US$13 .50 for each Offered Share Equivalent and on other material terms and conditions as set forth on Schedule A attached hereto.

Ignition proposes to sell and transfer the Offered Shares to a third party in a Private Sale other than (a) an Affiliate of lgnition or (b) a Company Competitor. If Ctrip or Crawford is interested in acquiring the Offered Shares in accordance with these terms, please respond in writing to this Notice prior to the termination of the First ROFO Period with your acceptance to purchase all of the Offered Shares. Please deliver your notice to the address and contact listed on the signature page hereto. We appreciate your attention.

TRANSFERRING INVESTOR

Ignition Growth Capital I, L.P.

By Ignition Growth GP, LLC
Its General Partner

/s/ Jon Anderson
By:	Jon Anderson
Its:	Managing Director

Address:	2101 4th Ave

Suite 2300
Seattle, WA 98121-2317
Attention: Jon Anderson
email: jon@igncap.com

Ignition Growth Capital Managing Directors Fund I, L.P.

/s/ Jon Anderson
By:	Jon Anderson
Its:	Managing Director

Address:	2101 4th Ave

Suite 2300
Seattle, WA 98121-2317
Attention: Jon Anderson
email: jon@igncap.com

Schedule A

Additional Material Terms and Conditions

Definitive Documentation:	Purchase and sale of Offered Shares to be made pursuant to a definitive purchase agreement mutually acceptable to the buyers and Ignition (the “Purchase Agreement”)

Purchase Price Allocation	Minimum $6.75per Class A Common Share Minimum $6.75per Class B Common Share Minimum $13.50 per ADS

Purchase Agreement Representations:	Purchase Agreement to contain customary seller representations and warranties limited to authorization, free and clear title (subject to contractual restrictions placed on shares by Company agreements) and no conflict with seller’s governing charter.

Funding Terms:	Unless waived by Ignition, cash purchase price to be fully funded in escrow with a mutually acceptable us depository bank prior to closing.

Closing Date	As soon as practicable following signing of Purchase Agreement with intention of being no later than 20 days following delivery of written acceptance to purchase Offered Shares by buyer.